                                                                   Exhibit 99(b)

         Management's Discussion and Analysis of Results of Operations
                            and Financial Condition

Introduction

Management's Discussion and Analysis should be read in conjunction with the Consolidated Financial Statements.

Business Segments. Duke Capital Corporation (collectively with its subsidiaries, "the Company") is a wholly owned subsidiary of Duke Energy Corporation (Duke Energy) and serves as the parent for certain of Duke Energy's non-utility and other operations. The Company provides financing and credit enhancement services for its subsidiaries and conducts its operations through six business segments.

Natural Gas Transmission provides interstate transportation and storage of natural gas for customers primarily in the Mid-Atlantic, New England and southeastern states. Its operations are conducted primarily through Duke Energy Gas Transmission Corporation. The interstate natural gas transmission and storage operations are subject to the rules and regulations of the Federal Energy Regulatory Commission (FERC).

Field Services gathers, processes, transports, markets and stores natural gas and produces, transports, markets and stores natural gas liquids (NGLs). Its operations are conducted primarily through Duke Energy Field Services, LLC
(DEFS), a limited liability company that is approximately 30% owned by Phillips Petroleum. Field Services operates gathering systems in western Canada and 11 contiguous states that serve major natural gas-producing regions in the Rocky Mountain, Permian Basin, Mid-Continent, East Texas-Austin Chalk-North Louisiana, as well as onshore and offshore Gulf Coast areas.

North American Wholesale Energy's (NAWE's) activities include asset development, operation and management, primarily through Duke Energy North America, LLC
(DENA), and commodity sales and services related to natural gas and power, primarily through Duke Energy Trading and Marketing, LLC (DETM). DETM is a limited liability company that is approximately 40% owned by Exxon Mobil Corporation. NAWE conducts its business throughout the U.S. and Canada. The operations of the previously segregated Trading and Marketing segment were combined by management into NAWE during 2000. Previous periods have been restated to conform to current period presentation.

International Energy conducts its operations through Duke Energy International, LLC. International Energy's activities include asset development, operation and management of natural gas and power facilities and energy trading and marketing of natural gas and electric power. This activity is targeted in the Latin American, Asia Pacific and European regions.

Other Energy Services is a combination of businesses that provide engineering, consulting, construction and integrated energy solutions worldwide, primarily through Duke Engineering & Services, Inc. (DE&S), Duke/Fluor Daniel (D/FD) and DukeSolutions, Inc. (DukeSolutions). D/FD is a 50/50 partnership between the Company and Fluor Enterprises, Inc.

Duke Ventures is comprised of other diverse businesses, primarily operating through Crescent Resources, Inc. (Crescent), DukeNet Communications, LLC. (DukeNet) and Duke Capital Partners (DCP). Crescent develops high-quality commercial, residential and multi-family real estate projects and manages land holdings primarily in the southeastern U.S. DukeNet provides fiber optic networks for industrial, commercial and residential customers. DCP, a newly formed, wholly owned merchant finance company, provides financing, investment banking and asset management services to wholesale and commercial energy markets.

Business Strategy. The company's business strategy is to develop integrated energy businesses in targeted regions where the Company's extensive capabilities in developing energy assets, operating electricity, natural gas and NGL plants, optimizing commercial operations and managing risk can provide comprehensive energy solutions for customers and create superior value for shareholders. The growth in and restructuring of global energy markets are providing opportunities for the Company's competitive business segments to capitalize on their comprehensive capabilities. Domestically, the Company is aggressively investing in new merchant power plants throughout the U.S., expanding its natural gas pipeline infrastructure in the eastern U.S., rapidly increasing its leading position in natural gas gathering, processing and NGL marketing, and developing its trading and marketing structured origination expertise across the energy spectrum. Internationally, the Company is currently focusing on integrated electric and natural gas opportunities in Latin America, Asia Pacific and Europe.

Natural Gas Transmission has increased its earnings growth rate by executing a comprehensive strategy of selected acquisitions and expansions and by developing expanded services and incremental projects that meet changing customer needs.

Field Services has developed market-leading size, scope and reliability of supply in natural gas gathering, processing and NGL marketing. Field Services plans to make additional investments in gathering, processing and NGL infrastructure. Field Services' interconnected natural gas processing operations provide an opportunity to capture fee-based investment opportunities in certain NGL assets, including pipelines, fractionators and terminals.

NAWE plans to continue increasing earnings through acquisitions, divestitures, construction of greenfield projects and expansion of existing facilities as regional opportunities are identified, evaluated and realized throughout the North American marketplace. To capture the greatest value in the U.S., DENA, through its portfolio management strategy, seeks opportunities to invest in energy assets in markets that have capacity needs and to divest other assets, in whole or in part, when significant value can be realized. Commodity sales and services related to natural gas and power continue to expand as NAWE provides energy supply, structured origination, trading and marketing, risk management and commercial optimization services to large energy customers, energy aggregators and other wholesale companies.

International Energy plans to continue expanding through acquisitions, divestitures, construction of greenfield projects and expansion of existing facilities in selected international regions. International Energy's combination of assets and capabilities and close working relationships with other subsidiaries of the Company allow it to efficiently deliver natural gas pipeline, power generation, energy marketing and other services.

Other Energy Services plans to grow by providing an expanding customer base with a variety of engineering and energy efficiency services that allow customers to more effectively deal with rapidly changing conditions in the energy marketplace.

Duke Ventures plans to expand earnings capabilities in its real estate, telecommunications and capital financing business units by developing regional opportunities and by applying extensive experience to new project development.

The Company's business strategy and growth expectations can vary significantly depending on many factors, including, but not limited to, the pace and direction of industry restructuring, regulatory constraints, acquisition opportunities, market volatility and economic trends.

Results of Operations

In 2000, net income was $926 million, including a pre-tax gain of $407 million on the sale of the Company's 20% interest in BellSouth Carolina PCS (BellSouth
PCS). In 1999, net income was $1,150 million, including an after-tax extraordinary gain of $660 million resulting from the sale of the Panhandle Eastern Pipe Line Company (PEPL), Trunkline Gas Company (Trunkline) and additional storage related to those systems, which substantially comprised the Midwest Pipelines along with Trunkline LNG Company. The increase in income before extraordinary items in 2000 was primarily due to a 101% increase in segment earnings as described below, including the BellSouth PCS gain. Partially offsetting this increase was the 1999 extraordinary gain and higher interest and minority interest expense in the current year.

Net income increased $639 million in 1999 from 1998 net income of $511 million. The increase in net income was primarily due to the 1999 extraordinary gain resulting from the sale of the Midwest Pipelines. This gain, along with the factors described below that affect segment earnings, was partially offset by higher interest and minority interest expense.

Operating income for 2000 was $2,248 million compared to $1,066 million in 1999 and $1,088 million in 1998. Earnings before interest and taxes (EBIT) were $2,331 million, $1,160 million and $1,137 million for 2000, 1999 and 1998, respectively. Management evaluates each business segment based on an internal measure of EBIT, after deducting minority interests. Operating income and EBIT are affected by the same fluctuations for the Company and each of its business segments. The only notable difference between operating income and EBIT is the inclusion in EBIT of certain non-operating activities. See Note 3 to the Consolidated Financial Statements for additional information on business segments. EBIT is summarized in the following table and is discussed by business segment thereafter.

----------------------------------------------------------------------------------------
EBIT by Business Segment (in millions)
---------------------------------------------------- -----------------------------------
                                                          Years Ended December 31,
                                                     ----------- ----------- -----------
                                                        2000        1999        1998
                                                     ----------- ----------- -----------
Natural Gas Transmission                               $  534      $  627      $  702
Field Services                                            296         144          76
North American Wholesale Energy                           330         214         133
International Energy                                      331          42          12
Other Energy Services                                     (61)        (94)         10
Duke Ventures                                             563         162         122
Other Operations                                          107         (27)         25
EBIT attributable to minority interests                   231          92          57
                                                     ----------- ----------- -----------
Consolidated EBIT                                      $2,331      $1,160      $1,137
---------------------------------------------------- ----------- ----------- -----------

Other Operations primarily include certain unallocated corporate costs. Included in the amounts discussed hereafter are intercompany transactions that are eliminated in the Consolidated Financial Statements.

Natural Gas Transmission

---------------------------------------------------- -----------------------------------
                                                          Years Ended December 31,
                                                     ----------- ----------- -----------
(In millions, except where noted)                       2000        1999        1998
---------------------------------------------------- ----------- ----------- -----------
Operating revenues                                     $1,131      $1,230      $1,542
Operating expenses                                        609         615         864
                                                     ----------- ----------- -----------
Operating income                                          522         615         678
Other income, net of expenses                              12          12          24
                                                     ----------- ----------- -----------
EBIT                                                  $   534     $   627     $   702
                                                     =========== =========== ===========

Throughput - TBtu/a/                                    1,717       1,893       2,593
---------------------------------------------------- ----------- ----------- -----------

/a/ Trillion British thermal units.

In 2000, EBIT for Natural Gas Transmission decreased $93 million compared to 1999, primarily due to $132 million of EBIT in 1999 that did not reoccur in 2000. These items consisted of $70 million of EBIT related to the Midwest Pipelines, which were sold to CMS Energy Corporation (CMS) in March 1999; a $24 million gain resulting from the sale of the Company's interest in the Alliance Pipeline project; and benefits totaling $38 million related to the completion of certain environmental cleanup programs below estimates. These items were partially offset by increased earnings from market-expansion projects and joint ventures such as the Maritimes & Northeast Pipeline, which was placed into service in December 1999, and earnings from East Tennessee Natural Gas Company and Market Hub Partners (MHP), which were acquired in March and September 2000, respectively. See Note 2 to the Consolidated Financial Statements for additional information on the sale of the Midwest Pipelines and the acquisitions of East Tennessee Natural Gas Company and MHP.

EBIT for Natural Gas Transmission decreased $75 million in 1999 compared to 1998. As a result of the sale of the Midwest Pipelines in March 1999, EBIT for the Midwest Pipelines decreased $156 million compared to 1998's full year of operation. For the remainder of Natural Gas Transmission, EBIT increased $81 million compared to 1998, primarily as a result of increased earnings from market-expansion projects and joint ventures, higher throughput and lower operating expenses. A $24 million gain resulting from the sale of the Company's interest in the Alliance Pipeline project and benefits totaling $38 million related to the completion of certain environmental cleanup programs below estimates also increased EBIT in 1999. Partially offsetting these contributions to EBIT were the favorable impacts in 1998 in connection with the resolution of regulatory issues related to natural gas supply realignment cost issues and a refund from a state property tax ruling.

Field Services

---------------------------------------------------------------- -----------------------------------
                                                                      Years Ended December 31,
                                                                 ----------- ----------- -----------
(In millions, except where noted)                                   2000        1999        1998
---------------------------------------------------------------- ----------- ----------- -----------
Operating revenues                                                 $9,060      $3,590      $2,677
Operating expenses                                                  8,635       3,444       2,598
                                                                 ----------- ----------- -----------
Operating income                                                      425         146          79
Other income, net of expenses                                           6          (2)         (3)
Minority interest expense                                             135           -           -
                                                                 ----------- ----------- -----------
EBIT                                                               $  296     $   144    $     76
                                                                 =========== =========== ===========

Natural gas gathered and processed/transported, TBtu/d/a/              7.6         5.1         3.6
NGL production, MBbl/d/b/                                            358.5       192.4       110.2
Natural gas marketed, TBtu/d                                           0.7         0.5         0.4
Average natural gas price per MMBtu/c/                               $3.89       $2.27       $2.11
Average NGL price per gallon/d/                                      $0.53       $0.34       $0.26
---------------------------------------------------------------- ----------- ----------- -----------

/a/ Trillion British thermal units per day.
/b/ Thousand barrels per day.
/c/  Million British thermal units.
/d/  Does not reflect results of commodity hedges.

Field Services' EBIT increased $152 million in 2000 from 1999. The increase in EBIT and volume activity was primarily due to the combination of Field Services' natural gas gathering, processing and marketing business with Phillips Petroleum's Gas Gathering, Processing and Marketing unit (Phillips) in March 2000; the acquisition of the natural gas gathering, processing, fractionation and NGL pipeline business from Union Pacific Resources (UPR) (collectively, the "UPR acquisition") in April 1999; and other recent acquisitions and plant expansions. For additional information on the Phillips combination and the UPR acquisition, see Note 2 to the Consolidated Financial Statements. Improved average NGL prices, which increased 56% over 1999 prices, also contributed significantly to the increase in EBIT.

In 1999, Field Services' EBIT increased $68 million compared to 1998. A significant portion of the increase resulted from earnings from the UPR acquisition. Improved average NGL prices, which were up 31% from the prior year also contributed to the increase in EBIT. Partially offsetting these increases were $34 million of asset sale gains in 1998.

North American Wholesale Energy

---------------------------------------------------- -----------------------------------
                                                          Years Ended December 31,
                                                     -----------------------------------
                                                     ----------- ----------- -----------
(In millions, except where noted)                       2000        1999        1998
---------------------------------------------------- ----------- ----------- -----------
Operating revenues                                     $29,303     $11,541      $8,783
Operating expenses                                      28,900      11,326       8,619
                                                     ----------- ----------- -----------
Operating income                                           403         215         164
Other income, net of expenses                                -          60          20
Minority interest expense                                   73          61          51
                                                     ----------- ----------- -----------
EBIT                                                 $     330   $     214    $    133
                                                     =========== =========== ===========

Natural gas marketed, TBtu/d                              11.9        10.5         8.0
Electricity marketed, GWh/a/                           275,258     109,634      98,991
Proportional megawatt capacity owned/b/                  8,984       5,799       5,098
---------------------------------------------------- ----------- ----------- -----------

/a/ Gigawatt-hours.
/b/ Includes under construction or under contract.

NAWE's EBIT increased $116 million in 2000 compared to 1999. The increase was the result of increased earnings from asset positions, increased trading margins due to price volatility in natural gas and power and a $47 million increase in income from the sale of interests in generating facilities as a result of NAWE executing its portfolio management strategy. Operating revenues and expenses increased as the volumes of natural gas and power marketed increased 13% and 151%, respectively. These increases were partially offset by a $110 million charge related to receivables for energy sales in California, and increased operating and development costs associated with business expansion. See the Current Issues, California Issues section of Management's Discussion and Analysis, and Note 11 to the Consolidated Financial Statements for further information.

In 1999, EBIT for NAWE increased $81 million from 1998. The increase included $99 million in income from the sale of partial interests in four generating facilities as a result of NAWE executing its portfolio management strategy, as well as, higher power trading margins. Partially offsetting these increases were lower natural gas trading margins. Higher operating expenses and increased development costs associated with business expansion also partially offset the earnings increases.

International Energy

---------------------------------------------------- -----------------------------------
                                                          Years Ended December 31,
                                                     ----------- ----------- -----------
(In millions, except where noted)                       2000        1999        1998
---------------------------------------------------- ----------- ----------- -----------
Operating revenues                                     $1,067        $357        $159
Operating expenses                                        755         292         145
                                                     ----------- ----------- -----------
Operating income                                          312          65          14
Other income, net of expenses                              42           8           4
Minority interest expense                                  23          31           6
                                                     ----------- ----------- -----------
EBIT                                                   $  331       $  42        $ 12
                                                     =========== =========== ===========

Proportional megawatt capacity owned/a/                 4,876       2,974         943
Proportional maximum pipeline capacity/a/, MMcf/d/b/      416         321         124
---------------------------------------------------- ----------- ----------- -----------

/a/ Includes under construction or under contract.
/b/ Million cubic feet per day.

International Energy's EBIT increased $289 million in 2000 when compared to 1999. The increase was primarily attributable to increased earnings in Latin America, mainly resulting from new investments (see Note 2 to the Consolidated Financial Statements for a discussion of significant acquisitions). The increase also included $54 million from the February 2000 sale of certain assets relating to the transportation of liquefied natural gas.

In 1999, International Energy's EBIT increased $30 million compared to 1998. Earnings from new investments in Latin America and Australia contributed $63 million to the increase. Partially offsetting these increases were higher operating expenses and increased development costs associated with business expansion.

Other Energy Services

----------------------------------------------------------------------------------------
                                                          Years Ended December 31,
                                                     -----------------------------------
(In millions)                                            2000        1999        1998
----------------------------------------------------------------------------------------
Operating revenues                                       $695      $  989       $ 521
Operating expenses                                        756       1,083         511
                                                     -----------------------------------
EBIT                                                     $(61)     $  (94)      $  10
----------------------------------------------------------------------------------------

In 2000, EBIT for Other Energy Services improved $33 million compared to 1999. New business activity and decreased operating expenses at DukeSolutions, and earnings related to new projects at D/FD were responsible for current year improved EBIT. The results for 2000 also include the Company's portion of an estimated project loss recorded by D/FD of approximately $62 million, partially offset by 1999 charges of $38 million and $35 million at DE&S and DukeSolutions, respectively. The 1999 charges primarily related to expenses for severance and office closings associated with repositioning the companies for growth.

EBIT for Other Energy Services decreased $104 million in 1999 compared to 1998. The decrease was primarily due to the above-mentioned charges of $38 million and $35 million at DE&S and DukeSolutions, respectively. Increased development costs at DukeSolutions and decreased earnings from projects of DE&S also contributed to lower EBIT.

Duke Ventures

----------------------------------------------------------------------------------------
                                                          Years Ended December 31,
                                                     -----------------------------------
(In millions)                                           2000        1999        1998
----------------------------------------------------------------------------------------
Operating revenues                                       $642        $232        $171
Operating expenses                                         79          70          49
                                                     -----------------------------------
EBIT                                                     $563        $162        $122
----------------------------------------------------------------------------------------

EBIT for Duke Ventures increased $401 million in 2000 when compared to 1999. This increase is primarily attributable to the sale by DukeNet of its 20% interest in BellSouth PCS to BellSouth Corporation for a pre-tax gain of $407 million. Slightly offsetting this increase in EBIT was a decrease in commercial project sales and land sales at Crescent.

In 1999, EBIT for Duke Ventures increased $40 million compared to 1998. The increase was primarily due to Crescent's increased residential developed lot sales, land sales and commercial project sales, partially offset by decreased lake lot sales. Increased fiber optic revenues at DukeNet and decreased losses related to its interest in BellSouth PCS also contributed to increased EBIT.

Other Impacts on Earnings Available for Common Stockholders

Interest expense increased $295 million in 2000 compared to 1999, and $89 million in 1999 compared to 1998 due to higher average debt balances outstanding, resulting from acquisitions and expansion.

Minority interest expense increased $156 million in 2000 compared to 1999 and $36 million in 1999 compared to 1998. Included in minority interest expense is expense related to regular distributions on issuances of the Company's trust preferred securities (see Note 10 to the Consolidated Financial Statements). This expense increased $13 million for 2000 and $34 million for 1999 due to additional issuances of the Company's trust preferred securities during 1999 and 1998.

In addition, the increase for 2000 includes minority interest expense related to Field Services' combination with Phillips Petroleum, and increased minority interest expense at NAWE related to its joint venture with Exxon Mobil Corporation, partially offset by decreased minority interest expense at International Energy related to its 1999 and 2000 acquisitions. The 1999 increase in minority interest expense over 1998 related primarily to International Energy's 1999 investments and NAWE's joint venture with Exxon Mobil Corporation. For additional information regarding acquisitions and new joint venture projects, see Notes 2 and 7 to the Consolidated Financial Statements.

The Company's effective income tax rate was approximately 36%, 33% and 37% for 2000, 1999 and 1998, respectively. The decrease in 1999 was primarily due to the favorable resolution of several income tax issues and the utilization of certain capital loss carryforwards due to the sale of the Midwest Pipelines.

The sale of the Midwest Pipelines to CMS closed in March 1999 and resulted in a $660 million extraordinary gain, net of income tax of $404 million (see Note 2 to the Consolidated Financial Statements).

In January 1998, TEPPCO Partners, LP, in which the Company has a 21.1% ownership interest, redeemed certain First Mortgage Notes. This resulted in a non-cash extraordinary loss of $8 million, net of income tax of $5 million, related to the Company's share of costs of the early retirement of debt.

Liquidity and Capital Resources

Operating Cash Flows

Net cash provided by operations was $1,272 million in 2000, $1,128 million in 1999 and $930 million in 1998. Cash flows from operations decreased in 2000 compared to 1999 primarily due to tax payments made in 2000 related to the sale of the Midwest Pipelines. The increase in cash flows from operations in 1999 from 1998 was primarily due to net income resulting from business expansion.

Investing Cash Flows

Capital and investment expenditures were approximately $4.8 billion in 2000 compared to $5.2 billion in 1999. The primary use of cash in investing activities for capital and investment expenditures reflects development and expansion expenditures, upgrades to existing assets and the acquisitions of various businesses and assets. The change in Natural Gas Transmission's capital expenditures is primarily due to business expansion related to the approximately $390 million acquisition of East Tennessee Natural Gas Company and the approximately $250 million of cash for the acquisition of MHP. In 2000, NAWE began construction of a number of power generation plants in the U.S. and continued capital expenditures on projects initiated prior to 2000. International Energy's business expansion included the completion of a tender offer to the minority shareholders of Companhia de Geracao de Energia Eletrica Paranapanema (Paranapanema) for approximately $280 million and the completion of the approximately $405 million acquisition of Dominion Resources, Inc.'s portfolio of hydroelectric, natural gas and diesel power generation businesses in Latin America. Offsetting the capital and investing expenditures were cash proceeds of $400 million from the 2000 sale of the Company's 20% interest in BellSouth PCS to BellSouth Corporation. For additional information concerning significant acquisitions and dispositions, see Note 2 to the Consolidated Financial Statements.

----------------------------------------------------------------------------------------
Capital and Investment Expenditures by Business Segment (in millions)
----------------------------------------------------------------------------------------
                                                          Years Ended December 31,
                                                     -----------------------------------
                                                        2000        1999        1998
Natural Gas Transmission                               $  973      $  261      $  290
Field Services                                            376       1,630         304
North American Wholesale Energy                         1,737       1,028         796
International Energy                                      980       1,779         239
Other Energy Services                                      28          94          41
Duke Ventures                                             643         382         232
Other Operations                                           35           3          12
                                                     -----------------------------------
Total consolidated                                     $4,772      $5,177      $1,914
----------------------------------------------------------------------------------------

Capital and investment expenditures in 1999 increased approximately $3.3 billion from 1998 capital and investment expenditures of approximately $1.9 billion. The increase primarily resulted from business expansion for the Field Services, NAWE and International Energy business segments. Business expansion for Field Services included the $1.35 billion UPR acquisition. In 1999, NAWE began construction of multiple power generation plants in the U.S. and continued capital expenditures on projects initiated prior to 1999. International Energy's business expansion included $1.7 billion for multiple acquisitions in Latin America, western Australia and New Zealand. Expenditures related to these activities were partially funded by $1.9 billion in cash proceeds from the sale of the Midwest Pipelines. For additional information concerning significant acquisitions and dispositions, see Note 2 to the Consolidated Financial Statements.

Projected 2001 capital and investment expenditures for the Company are approximately $6.4 billion, including approximately $5.8 billion for acquisitions and other expansion opportunities and approximately $600 million for existing plant upgrades. The Company's projected capital expenditures also include $800 million in expenditures over the next three years for its Gulfstream pipeline project.

All projected capital and investment expenditures are subject to periodic review and revision and may vary significantly depending on a number of factors including, but not limited to, industry restructuring, regulatory constraints, acquisition opportunities, market volatility and economic trends.

Financing Cash Flows

The Company's consolidated capital structure at December 31, 2000, including short-term debt, was 49% debt, 47% common equity and minority interests and 4% trust preferred securities. Fixed charges coverage, calculated using the Securities and Exchange Commission (SEC) method, was 3.1 times, 2.9 times and
4.2 times for 2000, 1999 and 1998, respectively.

The Company's business expansion opportunities, along with debt repayments and operating requirements, are expected to be funded by cash from operations, external financing, capital contributions from parent and the proceeds from certain asset sales. Funding requirements met by external financing, capital contributions from parent and proceeds from the sale of assets are dependent upon the opportunities presented and favorable market conditions. Management believes the Company has adequate financial resources to meet its future needs.

In April 2000, DEFS issued approximately $2.75 billion of commercial paper associated with the Phillips combination of which $1.22 billion was distributed to Phillips Petroleum. In August 2000, DEFS issued $1.7 billion of notes at rates from 7.50% to 8.125% and reduced the outstanding balance of its commercial paper. In December 2000, Texas Eastern Transmission Corporation (TETCO) issued $300 million of 7.30% notes due 2010. For additional information regarding debt, see Note 9 to the Consolidated Financial Statements.

During 2000, the Company formed Catawba River Associates, LLC, and third-party, non-controlling, preferred interest holders invested approximately $1,025 million. The preferred interest receives a preferred return equal to an adjusted floating reference rate (approximately 7.847% at December 31, 2000). See Note 2 to the Consolidated Financial Statements for further discussion.

During 2000, the Company repaid $380 million of 8.0% notes, $200 million of 10.375% notes and made $320 million in scheduled debt repayments. In addition, the Company made a tender offer for $115 million of the notes assumed with the acquisition of MHP. As of December 31, 2000, approximately $88 million of these notes had been retired.

Also during 2000, the Company received a $200 million capital contribution from its parent, Duke Energy.

Under its commercial paper facilities and extendible commercial note programs
(ECNs), the Company had the ability to borrow up to $4.0 billion and $2.1 billion at December 31, 2000 and 1999, respectively. A summary of the available commercial paper and ECNs as of December 31, 2000, is as follows:

------------------- --------------- -------------- -------------- --------------
(In billions)                        Duke Energy       Duke
                     Duke Capital       Field         Energy
                     Corporation      Services     International     Total
------------------- --------------- -------------- -------------- --------------
Commercial paper       $1.55           $1.00 /a/        $0.41 /b/     $2.96
ECNs                    1.00               -                -          1.00
                    --------------- -------------- -------------- --------------
Total                  $2.55           $1.00            $0.41         $3.96
------------------- --------------- -------------- -------------- --------------
/a/ Original availability of $2.8 billion was reduced to $1.0 billion upon DEFS' issuance of $1.7 billion in notes in August 2000.

/b/ Includes ability to issue medium-term notes.


The amount of the Company's bank credit and construction facilities available at December 31, 2000 and 1999, was approximately $3.0 billion and $2.5 billion, respectively. Certain of the bank credit facilities support the issuance of commercial paper; therefore, the issuance of commercial paper reduces the amount available under these credit facilities. At December 31, 2000, approximately $1.9 billion was outstanding under the commercial paper facilities and ECNs, and approximately $44 million was outstanding under bank credit and construction facilities.

As of December 31, 2000, the Company and its subsidiaries had the ability to issue up to $2.4 billion aggregate public offering price of debt and other securities under shelf registrations filed with the SEC. Such securities may be issued as Senior Notes, Subordinated Notes and Trust Preferred Securities.

Quantitative and Qualitative Disclosures About Market Risk

Risk Policies

The Company is exposed to market risks associated with interest rates, commodity prices, equity prices and foreign currency exchange rates. Comprehensive risk management policies have been established by management to monitor and manage these market risks. Duke Energy's Policy Committee is responsible for the overall approval of market risk management policies and the delegation of approval and authorization levels. The Policy Committee is comprised of senior executives who receive periodic updates from the Chief Risk Officer (CRO) on market risk positions, corporate exposures, credit exposures and overall results of the Company's risk management activities. The CRO has responsibility for the overall management of interest rate risk, foreign currency risk, credit risk and energy risk, including monitoring of exposure limits.

Interest Rate Risk

The Company is exposed to risk resulting from changes in interest rates as a result of its issuance of variable-rate debt, fixed-rate securities and trust preferred securities and commercial paper, as well as interest rate swaps and interest rate lock agreements. The Company manages its interest rate exposure by limiting its variable-rate and fixed-rate exposures to certain percentages of total capitalization, as set by policy, and by monitoring the effects of market changes in interest rates. The Company may also enter into financial derivative instruments, including, but not limited to, swaps, options and treasury lock agreements to manage and mitigate interest rate risk exposure. See Notes 1, 6, 9, and 10 to the Consolidated Financial Statements for additional information.

Based on a sensitivity analysis as of December 31, 2000, it was estimated that if market interest rates average 1% higher (lower) in 2001 than in 2000, earnings before income taxes would decrease (increase) by approximately $35 million. Comparatively, based on a sensitivity analysis as of December 31, 1999, had interest rates averaged 1% higher (lower) in 2000 than in 1999, it was estimated that earnings before income taxes would have decreased (increased) by approximately $10 million. These amounts were determined by considering the impact of the hypothetical interest rates on the variable-rate securities outstanding as of December 31, 2000 and 1999. The increase in interest rate sensitivity is primarily the result of the increase in outstanding variable-rate commercial paper. In the event of a significant change in interest rates, management would likely take actions to manage its exposure to the change. However, due to the uncertainty of the specific actions that would be taken and their possible effects, the sensitivity analysis assumes no changes in the Company's financial structure.

Commodity Price Risk

The Company, substantially through its subsidiaries, is exposed to the impact of market fluctuations in the price of natural gas, electricity and other energy-related products marketed and purchased. The Company employs established policies and procedures to manage its risks associated with these market fluctuations using various commodity derivatives, including forward contracts, futures, swaps and options. See Notes 1 and 6 to the Consolidated Financial Statements for additional information.

The risk in the commodity trading portfolio is measured and monitored on a daily basis utilizing a Value-at-Risk model to determine the maximum potential one-day favorable or unfavorable Daily Earnings at Risk (DER). The DER is monitored daily in comparison to established thresholds. Other measures are also utilized to limit and monitor the risk in the commodity trading portfolio on monthly and annual bases.

The DER computations are based on a historical simulation, which utilizes price movements over a specified period to simulate forward price curves in the energy markets to estimate the favorable or unfavorable impact of one day's price movement on the existing portfolio. The historical simulation emphasizes the most recent market activity, which is considered the most relevant predictor of immediate future market movements for natural gas, electricity and other energy-related products. The DER computations utilize several key assumptions, including a 95% confidence level for the resultant price movement and the holding period specified for the calculation. The Company's DER calculation includes commodity derivative instruments held for trading purposes. The Company's DER amounts are depicted in the table below. The increase in DER amounts as compared to 1999 is a result of the Company's expanding portfolio of energy-related products both domestically and internationally.

------------------------------------------------------------------------------------------------
Daily Earnings at Risk (in millions)/a/
------------------------------------------------------------------------------------------------

                         Estimated          Estimated          Estimated          Estimated
Operational           One-Day Impact     One-Day Impact     Average One-Day    Average One-Day
Locations               on EBIT at         on EBIT at       Impact on EBIT     Impact on EBIT
                     December 31, 2000  December 31, 1999      for 2000           for 1999
-------------------- ------------------ ------------------ ------------------ ------------------
North American            $18                 $7                 $16                $8
Other international        11                  -                   2                 -
-------------------- ------------------ ------------------ ------------------ ------------------

/a/ Changes in markets inconsistent with historical trends could cause actual results to exceed predicted limits.

Certain subsidiaries of the Company are also exposed to market fluctuations in the prices of various commodities related to their ongoing power generating, natural gas gathering, processing and marketing activities. The Company closely monitors the risks associated with these commodities' price changes on its future operations, and where appropriate, uses various commodity instruments, such as electricity, natural gas, crude oil and NGLs to hedge these price risks. Based on a sensitivity analysis as of December 31, 2000, it was estimated that if NGL prices average one cent per gallon less in 2001, EBIT would decrease by approximately $8 million, after considering the effect of the Company's commodity hedge positions. Comparatively, the same sensitivity analysis as of December 31, 1999, estimated that EBIT would have decreased by approximately $6 million. Based on the sensitivity analyses associated with other commodities' price changes, net of the Company's commodity hedge positions, the effect on EBIT was not material as of December 31, 2000 or 1999.

Credit Risk

The Company's principal markets for power and natural gas marketing services are industrial end-users and utilities located throughout the U.S., Canada, Asia Pacific and Latin America. The Company has concentrations of receivables from natural gas and electric utilities and their affiliates, as well as industrial customers throughout these regions. These concentrations of customers may affect the Company's overall credit risk in that certain customers may be similarly affected by changes in economic, regulatory or other factors. On all transactions where the Company is exposed to credit risk, the Company analyzes the counterparties' financial condition prior to entering into an agreement, establishes credit limits and monitors the appropriateness of these limits on an ongoing basis. As of December 31, 2000, the Company had approximately $400 million in receivables related to energy sales in California. The Company quantified its exposures with regard to those receivables and recorded a provision of $110 million. See the Current Issues, California Issues section of Management's Discussion and Analysis, and Note 11 to the Consolidated Financial Statements for further information regarding credit exposure.

The change in market value of New York Mercantile Exchange-traded futures and options contracts requires daily cash settlement in margin accounts with brokers. Physical forward contracts and financial derivatives are generally settled at the expiration of the contract term or each delivery period; however, these transactions are also generally subject to margin agreements with the majority of the Company's counterparties.

Foreign Currency Risk

The Company is exposed to foreign currency risk that arises from investments in international affiliates and businesses owned and operated in foreign countries. To mitigate risks associated with foreign currency fluctuations, when possible, contracts are denominated in or indexed to the U.S. dollar, or investments may be hedged through debt denominated in the foreign currency. The Company also uses foreign currency derivatives, where possible, to manage its risk related to foreign currency fluctuations. To monitor its currency exchange rate risks, the Company uses sensitivity analysis, which measures the impact of a devaluation of the foreign currencies to which it has exposure.

At December 31, 2000, the Company's primary foreign currency exchange rate exposures were the Brazilian real, the Peruvian nuevo sol, the Australian dollar, the El Salvadoran colon, the Argentine peso, the European euro and the Canadian dollar. Based on a sensitivity analysis as of December 31, 2000, a 10% devaluation in the currency exchange rates in Brazil would reduce the Company's financial position by approximately $91 million and would not significantly affect the Company's consolidated results of operations, cash flows or financial position over the next 12 months. Based on a sensitivity analysis as of December 31, 1999, a 10% devaluation in the Brazilian currency exchange rates would have reduced the Company's financial position by approximately $65 million. The increase in sensitivity to the Brazilian real is primarily due to the increased investment in Paranapanema as a result of the Company's tender offer in 2000. See Note 2 to the Consolidated Financial Statements for further information. Based on these sensitivity analyses, a 10% devaluation in other foreign currencies was insignificant to the Company's consolidated results of operations, cash flows or financial position.

Current Issues

Natural Gas Competition. Wholesale Competition. On February 9, 2000, the FERC issued Order 637, which sets forth revisions to its regulations governing short-term natural gas transportation services and policies governing the regulation of interstate natural gas pipelines. "Short-term" has been defined as all transactions of less than one year. Among the significant actions taken are the lifting of the price cap for short-term capacity release by pipeline customers for an experimental 2 1/2-year period ending September 1, 2002, and requiring that interstate pipelines file pro forma tariff sheets to (i) provide for nomination equality between capacity release and primary pipeline capacity;
(ii) implement imbalance management services (for which interstate pipelines may charge fees) while at the same time reducing the use of operational flow orders and penalties; and (iii) provide segmentation rights if operationally feasible. Order 637 also narrows the right of first refusal to remove economic biases perceived in the current rule. Order 637 imposes significant new reporting requirements for interstate pipelines that were implemented by the Company during the third quarter of 2000. Additionally, Order 637 permits pipelines to propose peak/off-peak rates and term-differentiated rates, and encourages pipelines to propose experimental capacity auctions. By Order 637-A, issued in February 2000, the FERC generally denied requests for rehearing and several parties, including the Company, have filed appeals in the District of Columbia Court of Appeals seeking court review of various aspects of the Order. During the third quarter of 2000, the Company's interstate pipelines made the required pro forma tariff sheet filings. These filings are currently subject to review and approval by the FERC.

Management does not believe the effects of these matters will have a material effect on the Company's future consolidated results of operations, cash flows or financial position.

Retail Competition. Changes in regulation to allow retail competition could affect the Company's natural gas transportation contracts with local natural gas distribution companies. Natural gas retail deregulation is in the very early stages of development and management cannot estimate the effects of this matter on future consolidated results of operations, cash flows or financial position.

Environmental. The Company is subject to international, federal, state and local regulations regarding air and water quality, hazardous and solid waste disposal and other environmental matters.

Superfund Sites. The Company is considered by regulators to be a potentially responsible party and may be subject to future liability at four federal Superfund sites and one state Superfund site. While the cost of remediation of these sites may be substantial, the Company will share in any liability associated with remediation of contamination at such sites with other potentially responsible parties. Management believes that resolution of these matters will not have a material adverse effect on consolidated results of operations, cash flows or financial position.

PCB (Polychlorinated Biphenyl) Assessment and Cleanup Programs. In June 1999, the Environmental Protection Agency (EPA) certified that TETCO, a wholly owned subsidiary of the Company, had completed cleanup of PCB-contaminated sites under conditions stipulated by a U.S. Consent Decree in 1989. TETCO was required to continue groundwater monitoring on a number of sites for two years. This required monitoring was completed as of the end of 2000, pending EPA concurrence. TETCO will be evaluating and discussing with the EPA, appropriate state authorities or both the need for additional remediation or monitoring.

Under terms of the sales agreement with CMS discussed in Note 2 to the Consolidated Financial Statements, the Company is obligated to complete cleanup of previously identified contamination resulting from the past use of PCB-containing lubricants and other discontinued practices at certain sites on the PEPL and Trunkline systems. Based on the Company's experience to date and costs incurred for cleanup operations, management believes the resolution of matters relating to the environmental issues discussed above will not have a material adverse effect on consolidated results of operations, cash flows or financial position.

Air Quality Control. In 1997, the United Nations held negotiations in Kyoto, Japan to determine how to minimize global warming. The resulting Kyoto Protocol prescribed, among other greenhouse gas emission reduction tactics, carbon dioxide emission reductions from fossil-fueled electric generating facilities in the U.S. and other developed nations, as well as methane emission reductions from natural gas operations. Several subsequent meetings have been held attempting to resolve operational details to clear the way for multinational ratification and implementation without resolution. If the Kyoto Protocol were to be adopted in its current form, it could have far-reaching implications for the Company and the entire energy industry. However, the outcome and timing of these implications are highly uncertain, and the Company cannot estimate the effects on future consolidated results of operations, cash flows or financial position. The Company remains engaged with those developing public policy initiatives and continuously assesses the commercial implications for its markets around the world.

California Issues. California Litigation. The Company's subsidiaries, DENA and DETM, have been named among 16 defendants in a class action lawsuit (the Gordon lawsuit) filed against companies identified as "generators and traders" of electricity in California markets. DETM also was named as one of numerous defendants in four additional lawsuits, including two class actions (the Hendricks and Pier 23 Restaurant lawsuits), filed against generators, marketers and traders and other unnamed providers of electricity in California markets. These suits were brought either by or on behalf of electricity consumers in the State of California. The Gordon and Hendricks class action suits were filed in the Superior Court of the State of California, San Diego County, in November 2000. The other three suits were filed in January 2001, one in the Superior Court of the State of California, San Diego County, and the other two in the Superior Court of the State of California, County of San Francisco. These suits generally allege that the defendants manipulated the wholesale electricity markets in violation of state laws against unfair and unlawful business practices and state antitrust laws. Plaintiffs in the Gordon suit seek aggregate damages of over $4 billion, and the plaintiffs in the other suits, to the extent damages are specified, allege damages in excess of $1 billion. The lawsuits each seek the disgorgement of alleged unlawfully obtained revenues for sales of electricity and, in three suits, an award of treble damages.

California Wholesale Electricity Markets. As a result of high prices in the western U.S. wholesale electricity markets in 2000, several state and federal regulatory investigations and complaints have commenced to determine the causes of the prices and potentially to recommend remedial action. The FERC concluded its investigation by issuing on December 15, 2000, an Order Directing Remedies in California Wholesale Electricity Markets. In this conclusion, the FERC found no basis in allegations made by government officials in California that specific electric generators artificially drove up power prices. This conclusion is consistent with similar findings by the Compliance Unit of the California Power Exchange (CalPX) and the Northwest Power Planning Council. That Order is the subject of numerous rehearing requests.

At the state level, the California Public Utilities Commission, the California Electricity Oversight Board, the California Bureau of State Audits and the California Office of the Attorney General all have separate ongoing investigations into the high prices and their causes. None of those investigations have been completed and no findings have been made in connection with any of them.

California Utilities Defaults and Other Proceedings. Two California electric utilities recently defaulted on many of their obligations to suppliers and creditors. NAWE supplies electric power to these utilities directly and indirectly through contracts through the California Independent System Operator (CAISO) and the CalPX. NAWE also supplies natural gas to these utilities under direct contracts. With respect to electric power sales through the CAISO and CalPX, the Company quantified its exposures at December 31, 2000 to these utilities and recorded a $110 million provision. As a result of these defaults and certain related government actions, the Company has taken a number of steps, including initiating court actions, to mitigate its exposure.

While these matters referenced above are in their earliest stages, management does not believe, based on its analysis to date of the factual background and the claims asserted in these matters, that their resolution will have a material adverse effect on the Company's consolidated results of operations, cash flows or financial position.

Litigation and Contingencies. Exxon Mobil Corporation Arbitration. In December 2000, three subsidiaries of the Company initiated binding arbitration against three subsidiaries of the Exxon Mobil Corporation (collectively, the "Exxon Mobil entities") concerning the parties' joint ownership of DETM and certain related affiliates (collectively, the "Ventures"). At issue is a Buy-out Right provision in the parties' agreement. The agreements governing the ownership of the Ventures contain provisions giving the Company the right to purchase the Exxon Mobil entities' 40% interest in the Ventures in the event material business disputes arise between the Ventures' owners. Such disputes have arisen, and consequently, the Company exercised its right to buy the Exxon Mobil entities' interest. The Company claims that refusal by the Exxon Mobil entities to honor the exercise is a breach of the Buy-out Right provision, and seeks specific performance of the provision. The Company also complains of the Exxon Mobil entities' lack of use of, and contributions to, the Ventures.

In January 2001, the Exxon Mobil entities asserted counterclaims in the arbitration and claims in a separate Texas state court action alleging that the Company breached its obligations to the Ventures and to the Exxon Mobil entities. The Exxon Mobil entities also claim that the Company violated a Guaranty Agreement. While this matter is in its early stages, management believes that the final disposition of this action will not have a material adverse effect on the Company's consolidated results of operations, cash flows or financial position.

For information concerning litigation and other commitments and contingencies, see Note 11 to the Consolidated Financial Statements.

New Accounting Standard. In June 1998, Statement of Financial Accounting Standard (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. The Company was required to adopt this standard by January 1, 2001. SFAS No. 133 requires that all derivatives be recognized as either assets or liabilities and measured at fair value, and changes in the fair value of derivatives are reported in current earnings, unless the derivative is designated and effective as a hedge. If the intended use of the derivative is to hedge the exposure to changes in the fair value of an asset, a liability or a firm commitment, then changes in the fair value of the derivative instrument will generally be offset in the income statement by changes in the hedged item's fair value. However, if the intended use of the derivative is to hedge the exposure to variability in expected future cash flows, then changes in the fair value of the derivative instrument will generally be reported in Other Comprehensive Income (OCI). The gains and losses on the derivative instrument that are reported in OCI will be reclassified to earnings in the periods in which earnings are impacted by the hedged item.

The Company has determined the effect of implementing SFAS No. 133 and recorded a net-of-tax cumulative-effect adjustment of $68 million as a reduction in earnings. The net-of-tax cumulative-effect adjustment reducing OCI and Common Stockholder's Equity is estimated to be $908 million on January 1, 2001.

Currently, there are ongoing discussions surrounding the implementation and interpretation of SFAS No. 133 by the Financial Accounting Standards Board's Derivatives Implementation Group. The Company implemented SFAS No. 133 based on current rules and guidance in place as of January 1, 2001. However, if the definition of derivative instruments is altered, this may impact the Company's transition adjustment amounts and subsequent reported operating results.

Forward-Looking Statements. From time to time, the Company's reports, filings and other public announcements may include assumptions, projections, expectations, intentions or beliefs about future events. These statements are intended as "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. The Company cautions that assumptions, projections, expectations, intentions or beliefs about future events may and often do vary from actual results and the differences between assumptions, projections, expectations, intentions or beliefs and actual results can be material.

Accordingly, there can be no assurance that actual results will not differ materially from those expressed or implied by the forward-looking statements. Some of the factors that could cause actual achievements and events to differ materially from those expressed or implied in such forward-looking statements include state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rate structures and affect the speed and degree at which competition enters the electric and natural gas industries; industrial, commercial and residential growth in the service territories of the Company and its subsidiaries; the weather and other natural phenomena; the timing and extent of changes in commodity prices, interest rates and foreign currency exchange rates; changes in environmental and other laws and regulations to which the Company and its subsidiaries are subject or other external factors over which the Company has no control; the results of financing efforts, including the Company's ability to obtain financing on favorable terms, which can be affected by the Company's credit rating and general economic conditions; growth in opportunities for the Company's business units; and the effect of accounting policies issued periodically by accounting standard-setting bodies.